     As filed with the Securities and Exchange Commission on June 23, 1998

                                                 REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           _________________________

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________
                      TRINET CORPORATE REALTY TRUST, INC.
             (Exact name of Registrant as specified in its charter)

           Maryland                                     94-3175659
    (State of incorporation)             (I.R.S. Employer Identification Number)

                      ONE EMBARCADERO CENTER, 33RD FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                (415) 391-4300

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                        _______________________________

                                MARK S. WHITING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      TRINET CORPORATE REALTY TRUST, INC.
      One Embarcadero Center, 33rd Floor, San Francisco, California 94111
                                (415) 391-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ____________________________

                                With copies to:
                             DAVID W. WATSON, P.C.
                         GOODWIN, PROCTER & HOAR   LLP
               Exchange Place, Boston, Massachusetts 02109-2881
                                (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended check the following box. [X]

     If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         _____________________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                  Proposed Maximum
Title of Securities Being     Amount to be            Offering               Proposed Maximum          Amount of
 Registered                  Registered (1)     Price Per Share (2)      Aggregate Offering Price   Registration Fee
--------------------------------------------------------------------------------------------------------------------

Common Stock (3)             258,894 shares           $34.1875                  $8,850,939              $2,612
====================================================================================================================

(1) This Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments including, without limitation, stock dividends, stock splits and distributions of options, warrants, convertible securities, evidences of indebtedness or assets.
(2) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the Common Stock of TriNet Corporate Realty Trust, Inc. on June 17, 1998, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for the purposes of determining the registration fee.
(3) This Registration Statement also relates to the Rights to purchase shares of Series D Junior Participating Preferred Stock of the Registrant which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, April 13, 1998, pursuant to the terms of the Registrant's Rights Agreement dated February 25, 1998 between the Registrant and Harris Trust & Savings Bank, as Rights Agent. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

PROSPECTUS


                                 258,894 SHARES
                      TRINET CORPORATE REALTY TRUST, INC.
                                  COMMON STOCK


     TriNet Corporate Realty Trust, Inc. (collectively with its subsidiaries, the "Company") is a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns and manages predominantly office and industrial properties to major corporations nationwide, including corporate headquarters and strategically important distribution facilities. The Company is a Maryland corporation and its common stock, par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange (the "NYSE") under the symbol "TRI."

     This Prospectus relates to the possible issuance by the Company of up to 258,894 shares (the "Redemption Shares") of Common Stock, if and to the extent that John D. O'Donnell, Trustee of the J. and P. O'Donnell Revocable Trust dated Oct. 20, 1982 (the "O'Donnell Trust"), holder of 110,030 units of limited partnership interest ("Units") in TriNet Sunnyvale Partners, L.P. (the "Operating Partnership"), Donald S. Grant, Trustee of the Donald S. Grant Revocable Trust dated May 5, 1987 (the "Grant Trust"), holder of 38,834 Units, and Mr. John W. Hopkins, holder of 110,030 Units, or certain transferees of the O'Donnell Trust, Grant Trust or Mr. Hopkins (each a "Unitholder" and together with the O'Donnell Trust, Grant Trust and Mr. Hopkins, the "Unitholders"), exchange such Units for Redemption Shares.

     The Units were issued to the Unitholders on June 26, 1996 in connection with the Amendment and Restatement of the Agreement of Limited Partnership of the Operating Partnership and the replacement of O'Donnell Brigham & Partners/Northern Developments with the Company as general partner of the Operating Partnership. The Unitholders may request redemption of the Units after June 26, 1998. Pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"), a Unitholder may tender all or a portion of his or its Units to the Operating Partnership for redemption for cash in an amount equal to the market value of an equivalent number of shares of Common Stock of the Company; provided, however, that the Company may, in its sole and absolute discretion, acquire any Units so tendered for such cash payment or an equivalent number of shares of Common Stock.

     The Company anticipates that it generally will elect to acquire Units tendered for redemption and to issue shares of Common Stock pursuant to this Prospectus in exchange therefor rather than paying cash. As a result, the Company may from time to time issue up to 258,894 Redemption Shares upon the acquisition of Units tendered to the Operating Partnership for redemption.

     The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Units tendered to the Operating Partnership for redemption for which it elects to issue Redemption Shares. With each such acquisition, the Company's interest in the Operating Partnership will increase.

     To ensure that the Company maintains its qualification as a REIT, ownership by any single person is limited to 9.3%, or 12.5% for certain stockholders, of the value of the outstanding capital stock of the Company.

     The Unitholders and any agents, dealers or underwriters that participate with the Unitholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the shares of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Unitholders.


    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                                 ______________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   __________


                 The date of this Prospectus is June 23, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Redemption Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the NYSE, and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

     In accordance with Section 2-210 of the Maryland General Corporation Law, as amended, the Board of Directors of the Company has authorized the issuance of some or all of the shares of any or all of its classes or series of capital stock without certificates. In addition, the Company has the authority to designate and issue more than one class or series of capital stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See "Description of Common Stock." The Company's Articles of Incorporation impose limitations on the ownership and transfer of the Company's capital stock. See "Restrictions on Transfers of Common Stock." The Company will furnish a full statement of the relative rights and preferences of each class or series of capital stock of the Company which has been so designated and any restrictions on the ownership or transfer of capital stock of the Company to any stockholder upon request and without charge. Written requests for such copies should be directed to: TriNet Corporate Realty Trust, Inc., One Embarcadero Center, 33rd Floor, San Francisco, California 94111, Attention: Vice President and General Counsel.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, (iii) the Company's Current Reports on Form 8-K filed with the Commission on January 16, 1998, January 21, 1998, February 20, 1998, February 24, 1998, March 4, 1998,
March 13, 1998, April 22, 1998, and June 5, 1998, (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 1, 1993, (v) the Company's Registration Statement on Form 8-A, dated June 12, 1996, as amended by the Company's Registration Statement on Form 8-A/A dated June 28, 1996, (vi) the Company's Registration Statement on Form 8-A, dated August 6, 1996, as amended by the Company's Registration Statement on Form 8-A/A dated August 9, 1996, (vii) the Company's Registration Statement on Form 8-A dated October 3, 1997 and (viii) the description of the Company's Rights to purchase shares of the Company's Series D Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 13, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Geoffrey
M. Dugan, Vice President and General Counsel, TriNet Corporate Realty Trust, Inc., One Embarcadero Center, 33rd Floor, San Francisco, California 94111, telephone (415) 391-4300.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

     Unless the context requires otherwise, all references in this Prospectus to "TriNet" or the "Company" refer to TriNet Corporate Realty Trust, Inc. and its subsidiaries on a consolidated basis. Except as otherwise indicated, references to the Company's properties (the "Properties"), tenants and rental income (i) include the four (4) Properties owned by TriNet Sunnyvale Partners, L.P., a joint venture partnership of which the Company is the sole general partner, the twelve (12) Properties owned by TriNet Property Partners, L.P., a partnership of which a wholly-owned subsidiary of the Company is the sole general partner, and the three (3) Properties (2 office buildings and 1 parking garage) owned by W9/TriNet Poydras, LLC, a joint venture limited liability company in which a wholly-owned subsidiary of the Company is a 50% member, and the tenants and rental income of such Properties and (ii) do not include the land parcel owned by Corporate Technology Centre Associates LLC, a joint venture limited liability company in which a wholly-owned subsidiary of the Company is a 50% member. Information contained herein is given as of June 23, 1998, except as elsewhere indicated.


     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for industrial properties in the Company's current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties, together with those stated under the caption "Risk Factors" below, should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                                  RISK FACTORS

     An investment in the Common Stock involves various risks. Unitholders should carefully consider the following information in conjunction with the other information contained in this Prospectus before making an investment decision regarding the Redemption Shares.

TAX CONSEQUENCES TO UNITHOLDERS OF EXCHANGE OF UNITS

  Tax Consequences of Exchange of Units. In the event that the Company exercises its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, the Company's acquisition of such Units will be treated for tax purposes as a sale of the Units. Such a sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the Redemption Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (i.e., Redemption Shares) received upon such disposition. See "Description of Units and Redemption of Units --Tax Consequences of Redemption." In addition, the ability of the Unitholder to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with the redemption of Units may be limited as a result of fluctuations in the market price of the Common Stock, and the price the Unitholder receives for such shares may not equal the value of its Units at the time of redemption or exchange.

  In the event that the Company does not exercise its right to acquire Units tendered for redemption in exchange for cash or Redemption Shares, and such Units are redeemed by the Operating Partnership for cash, the tax consequences may differ. See "Description of Units and Redemption of Units."

  Potential Change in Investment Upon Redemption of Units. If a Unitholder exercises its right to require the redemption of all or a portion of its Units, the Unitholder may receive cash or, at the option of the Company, Redemption Shares in exchange for its Units. If the Unitholder receives cash from either the Operating Partnership or the Company, the Unitholder will not have any interest in the Company or the Operating Partnership (except to the extent that it retains Units) and will not benefit from any subsequent increases in the value of Common Stock and will not receive any future distributions from the Company or the Operating Partnership (unless the Unitholder retains or acquires in the future additional Common Stock or Units). If the Unitholder receives Common Stock, the Unitholder will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. See "Description of Units and Redemption of Units--Comparison of Ownership of Units and Common Stock."

RISKS ASSOCIATED WITH BORROWING

     The Company currently uses and intends to continue using leverage to increase the Company's rate of return on its investments and allow the Company to make more investments than it otherwise could. Such use of leverage presents an additional element of risk in the event that the cash flow from lease payments on its properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     The Company has financed the acquisition of the Properties in part, and may finance future investments, with debt obligations that provide for the repayment of principal in a lump-sum or "balloon" payment at maturity. Borrowings under the 7.30% Notes due May 15, 2001 (the "2001 Notes"), the 7.95% Notes due May 15, 2006 (the "2006 Notes"), the 7.70% Notes due July 15, 2017 (the "2017 Notes"),
the $350 million unsecured revolving credit facility (the "Acquisition Facility") and the $55.0 million term loan entered into in 1994 (the "1994 Mortgage Loan") require payments of interest only until maturity on May 15, 2001, May 15, 2006, July 15, 2017, October 8, 1999 and December 1, 2004,
respectively. Borrowings under the 6.75% Notes due March 1, 2013 require semiannual payments of interest only until maturity but are subject to mandatory repurchase by the Company under certain circumstances on March 1, 2003. The Company has also assumed four mortgage loans maturing between 2000 and 2009, in connection with the acquisition of certain Properties. As of June 15, 1998, such loans represent an aggregate outstanding principal amount of approximately $16.5 million and bear interest at a weighted average interest rate of 8.5%.
The ability to repay such indebtedness at maturity or otherwise may depend on the ability of the Company or its subsidiaries either to refinance such indebtedness or to sell properties. The Company has no commitments with respect to refinancing any such balloon payments, and there can be no assurance that such refinancing will be available, that such a sale will occur or that such refinancing or sale will be available on reasonable terms and conditions.

     The 1994 Mortgage Loan and the Acquisition Facility bear interest at a floating rate tied to the London Interbank Offered Rate ("LIBOR"). Increases in the interest rates under the 1994 Mortgage Loan and the Acquisition Facility, to the extent not mitigated by interest rate protection agreements, could adversely affect the amount of cash available for distribution to the Company's stockholders.

REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to a number of risks. For example, under certain leases the Company is responsible for certain capital improvements such as roof replacement and major structural improvements. In addition, to the extent that the Company's lease for a property is not a triple net lease, the Company will have greater expenses associated with that property and will bear some or all of the risk of any increase in such expenses, unless the lease provides for a rent adjustment based on escalations in operating expenses. Similarly, adverse economic conditions could affect the ability of a tenant to make its lease payments, resulting in a reduction in the cash flow of the Company and a decrease in the value of the property leased to such tenant in the event the lease is terminated and the Company is unable to lease the property to another tenant on similar or better terms, or at all. In addition, demand for rental space in a particular market may be weak at the end of a lease term, which could prevent the Company from leasing the property to another tenant on favorable terms, or at all. In any such case, the Company could not only lose the cash flow from such property, but in order to prevent a foreclosure, also might divert cash flow generated by other properties to meet mortgage payments, if any, and pay other expenses associated with owning the property with respect to which the default or expiration occurred. Furthermore, the Company may enter into or acquire net leases with corporate tenants for properties that are specially suited to the needs of a particular tenant, and this may be the case with certain of the Properties. Such a property may require renovations or lease payment concessions in order to lease it to another tenant if the initial lease is terminated or not renewed.

     Although the Company seeks to acquire properties which it believes are strategically important to the ongoing operations of the tenants, the changing operational circumstances of the Company's tenants may alter the importance of the leased properties to their businesses. The level of ongoing strategic importance of any given property to a tenant may affect the probability of lease renewal by such tenant and, therefore, could have an adverse impact on the Company's financial performance.

     The financial failure of a tenant could cause the tenant to become the subject of bankruptcy proceedings. Under bankruptcy law, a tenant has the option of assuming (continuing) or rejecting (terminating) an unexpired lease. If the tenant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). In a purchase/leaseback transaction it is also possible, depending on the terms of the transaction, that a bankruptcy court could recharacterize a purchase/leaseback transaction as a secured lending transaction. If a transaction were recharacterized as a secured lending transaction, the Company would not be treated as the owner of the property, but might have certain rights as a secured creditor.

TENANT CONCENTRATION

     To the extent TriNet has a significant concentration of rental revenues from any single tenant, the inability of that tenant to make its lease payments could have an adverse effect on the Company. At June 15, 1998, TriNet had leases with a total of approximately 140 tenants. At such date, the Company's five largest tenants collectively accounted for approximately 19.6% of the Company's annualized rental income.

REIT QUALIFICATION REQUIREMENTS

     The Company currently intends to qualify as a REIT under the relevant provisions of the Code, but no assurance can be given that the Company will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT.

     To obtain the favorable tax treatment associated with the REIT provisions of the Code, and to avoid certain excise taxes, the Company generally is required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gains). To comply with the 95% distribution requirement, the Company intends to make distributions to stockholders of substantially all of its taxable income at least annually. The Company anticipates that the cash flow available from operations will be sufficient to enable it to pay its expenses and meet this distribution requirement, but no assurance can be given in this regard. In addition, differences in timing between the actual receipt of income and payment of expenses in calculating taxable income could require the Company to borrow funds to meet the stockholder distribution requirements that are necessary to achieve the tax benefits associated with a qualifying REIT.

     Failure of the Company in any taxable year to qualify as a REIT will render the Company subject to tax on its taxable income at regular corporate rates, and distributions to stockholders in any nonqualifying years will not be deductible by the Company. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax liability of the Company for the year or years involved would reduce the net earnings of the Company and could adversely affect its ability to pay distributions to its stockholders. The Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable taxes.

POTENTIAL ENVIRONMENTAL LIABILITIES

     Under various federal, state and local environmental laws, regulations and ordinances, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic chemicals, substances or waste or petroleum product or waste (collectively, "Hazardous Materials") releases on, under, in or from such property, and may be held liable to governmental entities or to third parties for certain damage and for investigation and cleanup costs incurred by such parties in connection with the release or threatened release of Hazardous Materials. Such laws typically impose responsibility and liability without regard to whether the owner knew of or was responsible for the presence of Hazardous Materials, and the liability under such laws has been interpreted to be joint and several under certain circumstances. The Company's leases generally provide that the tenant is responsible for all environmental liabilities and for compliance with environmental regulations relating to the tenant's operations. Such a contractual arrangement does not eliminate the Company's statutory liability or preclude claims against the Company by governmental authorities or persons who are not parties to such an arrangement. Contractual arrangements in the Company's leases may provide a basis for the Company to recover from the tenant damages or costs for which the Company has been found liable.

     The costs of investigation and cleanup of Hazardous Materials on, under, in or from property can be substantial, and the fact that the property has had a release of Hazardous Materials, even if remediated, may adversely affect the value of the property and the owner's ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on a property in favor of the government for damages and costs it incurs in connection with the release or threatened release of Hazardous Materials, and certain state environmental laws provide that such a lien has priority over all other encumbrances on the property or that a lien can be imposed on other property owned by the responsible party. Finally, the presence of Hazardous Materials on a property could result in a claim by a private party for personal injury or a claim by a neighboring property owner for property damage.

     Other federal, state and local laws and regulations govern the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of building remodeling, renovation or demolition. Still other federal, state and local statutes, regulations and ordinances may require the removal or upgrading of underground storage tanks that are out of service or out of compliance. In addition, federal, state and local laws, regulations and ordinances may impose prohibitions, limitations and operational standards on, or require permits, approvals and notifications in connection with, the discharge of wastewater and other water pollutants, the emission of air pollutants and operation of air polluting equipment, the generation and management of Hazardous Materials, and workplace health and safety. Non-compliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. Furthermore, if there is a violation of such a requirement in connection with a tenant's operations, it is possible that the Company, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation.

     The Company typically undertakes an investigation of potential environmental risks when evaluating an acquisition. Where warranted, Phase I and/or Phase II assessments are performed by independent environmental consulting and engineering firms. Phase I assessments do not involve subsurface testing, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company may acquire a property which is known to have had a release of Hazardous Materials in the past, subject to a determination of the level of risk and potential cost of remediation. The Company normally requires property sellers to fully indemnify it against any environmental problem existing as of the date of purchase. Additionally, the Company normally structures its leases to require the tenant to assume all responsibility for environmental compliance or environmental remediation relating to the tenant's operations and to provide that non-compliance with environmental laws is deemed a lease default. In certain instances, the Company may also require a cash reserve, a letter of credit or a guarantee from the tenant, the tenant's parent company or a third party to assure lease compliance and funding of remediation. The value of any of these protections depends on the amount of the collateral and/or financial strength of the company providing the protection.

     Some of the Properties are located in urban and industrial areas where fill or current or historic industrial uses of the areas may have caused site contamination at the Properties. In addition, the Company is aware of environmental conditions at certain of the Properties that require some degree of remediation. All such environmental conditions are primarily the responsibility of the respective tenants under their leases. The Company and its consultants estimate that the aggregate cost of addressing environmental conditions known to require remediation at the Properties will not exceed $2.0 million, the majority of which is covered by existing letters of credit and corporate guarantees. The Company believes that its tenants are taking or will soon be taking all required remedial action with respect to any material environmental conditions at the Properties. However, the Company could be responsible for some or all of these costs if one or more of the tenants fails to perform its obligations or to indemnify the Company. Furthermore, no assurance can be given that the environmental assessments that have been conducted at the Properties have disclosed all environmental liabilities, that any prior owner did not create a material environmental condition not known to the Company, or that a material condition does not otherwise exist as to any of the Properties.

                                  THE COMPANY

GENERAL

     The Company is a self-administered and self-managed REIT that acquires, owns and manages predominantly office and industrial properties leased to major corporations nationwide, including corporate headquarters and strategically important distribution facilities. The Company believes that operating a national portfolio of real estate reduces the risk of exposure to economic downturns in any one market. Within its current national operating strategy, TriNet's acquisition efforts are focused on markets with growing employment, increasing real estate occupancy rates and rising rents. As of June 15, 1998, TriNet owned 127 properties totaling nearly 18 million square feet in 25 states.

     TriNet generally seeks to include provisions in its leases that place on its tenants, to the greatest extent possible, the economic costs of ownership of its properties (such as real property taxes and assessments, insurance, operating expenses, responsibility for structural repairs and maintenance, and the duty to restore or relinquish to TriNet any insurance proceeds or condemnation awards, in case of casualty or condemnation). In some cases, TriNet has agreed to retain responsibility for some of these obligations.

     The Company also seeks to include in its leases, (i) clauses providing for periodic rent increases, either fixed or based on an index, such as the All Urban Consumer Price Index, (ii) change of control and restrictive operating and financial covenants, (iii) covenants providing that the tenant must indemnify the Company against environmental and other contingent liabilities (although such lease provisions may not entirely protect the Company as an owner in the event of a tenant's inability to satisfy an adverse judgment), (iv) guarantees from parent companies or other parties, (v) additional security through recourse to other assets or letters of credit and (vi) cross-default provisions in leases in multiple property transactions.

     The Company was incorporated under the laws of the State of Maryland on March 4, 1993. The Company's principal executive offices are located at One Embarcadero Center, 33rd Floor, San Francisco, California 94111, and its telephone number is (415) 391-4300. The Company also maintains regional offices in Florida, Pennsylvania and Georgia.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Units tendered to the Operating Partnership for redemption for which it elects to issue Redemption Shares. With each such acquisition, the Company's interest in the Operating Partnership will increase.

                          DESCRIPTION OF COMMON STOCK

     The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws"), each as amended, as in effect.

GENERAL

     Under its Amended and Restated Articles of Incorporation, as amended ("Articles of Incorporation"), the Company has authority to issue 40 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At June 15, 1998, there were 24,863,258 shares of Common Stock issued and outstanding.

TERMS

     All shares of Common Stock offered hereby have been duly authorized, and, upon issuance in exchange for Units, will be fully paid and non-assessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is Harris Trust & Savings Bank.

STOCKHOLDER RIGHTS PLAN

      On February 25, 1998, the Company and Harris Trust & Savings Bank, as Rights Agent, entered into a Rights Agreement (the "Stockholder Rights Plan"), the purpose of which is, among other things, to enable stockholders to receive fair and equal treatment in the event of any proposed acquisition of the Company. The Stockholder Rights Plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of the Company's Common Stock.

The following summary description of the Stockholder Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Company's Stockholder Rights Plan, which has been previously filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A.

     In connection with the adoption of the Stockholder Rights Plan, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock to stockholders of record as of the close of business on April 13, 1998. The Rights currently are not exercisable and are attached to and trade with the outstanding shares of Common Stock. Under the Stockholder Rights Plan, the Rights become exercisable for shares of Common Stock if a person becomes an "acquiring person" by acquiring 15% or more of the issued and outstanding shares of Common Stock. In the event that a person becomes an "acquiring person," each holder of a Right (other than the acquiring person, whose Rights become null and void) would be entitled to acquire such number of shares of the Company's Common Stock having a value equal to two times the "purchase price" of the Right. If the Company is
(i) acquired in a merger or other business combination transaction or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (other than holders whose Rights have become null and void) would then be entitled to purchase shares of the acquiring company's common stock having a value equal to twice the "purchase price" of the Right.


                   RESTRICTIONS ON TRANSFERS OF COMMON STOCK

RESTRICTIONS ON TRANSFERS

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.3% (the "Ownership Limit") of the Company's capital stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged in Excess Stock. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the capital stock by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of capital stock for Excess Stock.

     Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.


                  DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

     The description of units set forth herein does not purport to be complete and is subject to and qualified in its entirety by reference to the Partnership Agreement which is incorporated herein by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     Unitholders may, subject to certain limitations, require the Operating Partnership to redeem all or a portion of their Units (the "Redemption Right"). This Redemption Right shall be exercised pursuant to a notice of redemption delivered to the Company. Upon redemption, a Unitholder will receive for each Unit redeemed cash in an amount equal to the market value (as defined below) of a share of Common Stock (subject to certain adjustments described in the Partnership Agreement including, without limitation, in the event of stock dividends, stock splits and distributions of options, warrants, convertible securities, evidences of indebtedness or assets) which cash shall be due and payable on June 30 if the notice of redemption is received after December 1 of the prior calendar year and prior to June 1 of the current year or on December 31 if the notice of redemption is received after June 1 of the current year and prior to December 1 of the current year (June 30 and December 31 are each referred to herein as a "Cutoff Date"); provided, however, that the Company may, in its sole discretion, by notice to the Unitholder on or before the close of business on the Cutoff Date, elect to acquire any Unit presented to the Operating Partnership for redemption for cash or for one share of Common Stock (subject to the same adjustments). The market value of the Common Stock for purposes of redeeming Units will be equal to the average of the closing trading price, regular way, of the Common Stock for the five trading days prior to the day on which the redemption notice was received by the Company.

     The Company anticipates that it generally will elect to acquire any Units presented to the Operating Partnership for redemption by the issuance of the Redemption Shares. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "--Tax Consequences of Redemption." Upon a redemption for cash, a Unitholder's right to receive distributions for record dates declared thereafter with respect to the Units redeemed will cease. Upon the receipt of Redemption Shares, a Unitholder will have rights as a holder of Common Stock from the time of its acquisition of the Redemption Shares.

     A Unitholder must notify the Company of its desire to require the Company to redeem Units. A Unitholder must request the redemption of at least 15,000 Units or, if such Unitholder holds less than 15,000 Units, all of the Units held by such Unitholder. No redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Company's Articles of Incorporation to protect the Company's qualification as a REIT.

TAX CONSEQUENCES OF REDEMPTION

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder should it exercise its right to redeem its Units.

     Tax Treatment of Exchange or Redemption of Units. If the Company elects to purchase Units tendered for redemption and such purchase is treated as a sale of the Units to the Company, it will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the Common Stock received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. If the Company does not elect to purchase a Unitholder's Units tendered for redemption, and the Operating Partnership redeems such Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely also would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the Unitholder would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Limited Partner Generally."

     If the Company does not elect to purchase Units tendered for redemption, and the Operating Partnership redeems a Unitholder's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that, if the Operating Partnership redeems less than all of a Unitholder's Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of its Units immediately before the redemption. The same tax consequences would result if the Company contributed cash to the Operating Partnership to effect a redemption, and the redemption transaction were treated as the redemption of a Unitholder's Units by the Operating Partnership rather than a sale of Units to the Company.

     Tax Treatment of Disposition of Units by a Limited Partner Generally. If a Unit is disposed of in a manner that is treated as a sale of the Unit, or a limited partner otherwise disposes of a Unit other than in a transaction that is treated as a redemption of the Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such Unit. See "--Basis of Units." Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Redemption Shares) received plus the amount of any Operating Partnership liabilities allocable to the Units sold. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the limited partner's adjusted tax basis in the Units disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (i.e., Redemption Shares) received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a limited partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

     Basis of Units. In general, a limited partner who acquired his Units by contribution of property and/or money to the Operating Partnership had an initial tax basis in his Units ("Initial Basis") equal to the sum of (i) the amount of money contributed (including the limited partner's allocable share of liabilities of the Operating Partnership) and (ii) the limited partner's adjusted tax basis in any other property contributed in exchange for such Units, and less the amount of any money distributed (and liabilities of the limited partner assumed by the Operating Partnership) in connection with the acquisition of the Units. The Initial Basis of Units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis, and Unitholders are urged to consult their own tax advisors regarding their Initial Basis. Generally, a limited partner's Initial Tax Basis in his Units is increased by (i) such limited partner's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such limited partner's allocable share of liabilities of the Operating Partnership. Conversely, a limited partner's basis in his Units is decreased (but not below zero) by (A) such limited partner's share of Operating Partnership distributions, (B) decreases in such limited partner's allocable share of liabilities of the Operating Partnership, (C) such limited partner's share of losses of the Operating

Partnership and (D) such limited partner's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

     Potential Application of the Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption by the Operating Partnership of Units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. In addition, the Disguised Sale Regulations require that any such transfer of money or other consideration within the two year period be reported to the IRS. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if a Unit is redeemed by the Operating Partnership for a Unitholder who holds Units that were issued in exchange for a contribution of property to the Operating Partnership, the Internal Revenue Service (the "IRS") could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether redemption of its Units could be subject to the Disguised Sale Regulations.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

     The nature of an investment in Common Stock of the Company is generally economically equivalent to an investment in Units in the Operating Partnership. There are, however, some differences between ownership of Units and ownership of Common Stock, some of which may be material to investors. The information below highlights a number of significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their Units are acquired for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and investors should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

     Form of Organization and Assets Owned. The Operating Partnership is organized as a Delaware limited partnership. Some of the Company's operations are conducted through the Operating Partnership.

     The Company is organized as a corporation under the laws of the State of Maryland. The Company maintains a general partner interest in the Operating Partnership, which gives the Company an indirect investment in the Properties and other assets owned by the Operating Partnership. Subject to the Original Partners' 9% preferred return, as defined in the Partnership Agreement, the Company currently has a 99% economic interest in the Operating Partnership, and such interest will increase as Units are redeemed for cash or acquired by the Company.

     Length of Investment. The Operating Partnership has a stated termination date of December 31, 2050, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

     Purchase and Permitted Investments. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

     Under its Articles of Incorporation, the Company may engage in any lawful activity permitted under the MGCL. However, under the Partnership Agreement, the Company, as the general partner of the Operating Partnership, may not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Operating Partnership or the management of the business thereof.

     Additional Equity. The Operating Partnership is authorized to issue Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as the Company, as general partner, in its sole discretion, may deem appropriate after giving notice to the Limited Partners of the need for such additional funds and the anticipated source(s) thereof.

     The Board of Directors of the Company may authorize the issuance of shares of capital stock of any class, whether now or hereafter authorized, or securities or rights, convertible into shares of capital stock, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations as may be set forth in the Company's Bylaws.

     Borrowing Policies. The Company, as general partner, has full power and authority to borrow money on behalf of the Operating Partnership subject to certain restrictions contained in the Partnership Agreement. First, the Company may not allow the Operating Partnership to incur any obligation under which a transfer of a Limited Partner's interest would constitute default, breach or violation. Second, the Company may not allow the Operating Partnership to incur any debt secured by certain properties contributed to the Operating Partnership by the Limited Partners unless such debt meets certain limitations set forth in the Partnership Agreement.

     The Company is not restricted under its governing instruments from incurring borrowings.

     Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.

     Neither the Company's Articles of Incorporation nor its Bylaws impose any restrictions upon the types of investments that may be made by the Company.

     Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the Company, as general partner, and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. The Company may not be removed as general partner by the limited partners with or without cause.

     The Board of Directors has exclusive control over the Company's business and affairs subject only to the restrictions in the Articles of Incorporation and the Bylaws. The Board of Directors is classified into three classes. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without advice of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Company.

     Management Liability and Indemnification. The Partnership Agreement generally provides that the Company, as general partner, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company acted in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents provided the Company appointed such agents in good faith. The Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the Company reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the Company, its Directors and its officers, and such other persons as the Company may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of the Operating Partnership in which such person may be involved.

     The Company's Articles of Incorporation and Bylaws provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Articles of Incorporation and the Bylaws obligate the Company to indemnify its Directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

     The Company's Bylaws require it to indemnify its officers, Directors and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify (a) any present or former Director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former Director or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The MGCL also permits the Company to provide indemnification and advance expenses to a present or former Director or officer who served a predecessor of the Company in such capacity, and to any employer or agent of the Company or a predecessor of the Company.

     The Company has entered into an indemnification agreement with each of Directors who are not officers of the Company (the "Independent Directors").
The indemnification agreements require, among other things, that the Company indemnify its Independent Directors to the fullest extent permitted by law and advance to the Independent Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by the Independent Directors seeking to enforce their rights under the indemnification agreements and may cover officers and Directors under the Company's Directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to the Independent Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

     Anti-takeover Provisions. Except in limited circumstances, the Company, as general partner, has exclusive management power over the business and affairs of the Operating Partnership. The Company may not be removed as general partner by the limited partners with or without cause.

     The Articles of Incorporation and Bylaws of the Company and Maryland law contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management.

     The Company has a Stockholder Rights Plan which is described above. See "Description of Common Stock - Stockholder Rights Plan."

     Voting Rights. Under the Partnership Agreement, the limited partners do not have voting rights relating to the operation and management of the Operating Partnership except in connection with matters, as described more fully below, involving certain amendments to the Partnership Agreement, any employment agreement, certain related party transactions, a general assignment for the benefits of creditors or appointment of a custodian, receiver or trustee, entering any proceedings for bankruptcy, admittance of any successor general partner, or dissolution of the Operating Partnership and the sale or exchange of all or substantially all of the Operating Partnership's assets, including mergers or other combinations.

     Stockholders of the Company have the right to vote, among other things, on a merger or sale of substantially all of the assets of the Company, certain amendments to the Articles of Incorporation and dissolution of the Company. The Company is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is to be elected by the stockholders of the Company at their annual meetings. Each share of Common Stock has one vote, and the Articles of

Incorporation permit the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock.

     Amendment of the Partnership Agreement or the Company's Articles of Incorporation. Amendments to the Partnership Agreement may be proposed by the Company, as general partner, or a majority in interest of the limited partners and generally require approval of partners (including the Company) holding a majority of the outstanding partnership interests. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of any limited partner, alter the interest of any limited partner in profits, losses or distributions, alter or modify the redemption right described herein, or cause the termination of the Operating Partnership at a time inconsistent with the terms of the Partnership Agreement must be approved by each limited partner that would be adversely affected by any such amendment.

     Amendments to the Company's Articles of Incorporation must be approved by affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

     Vote Required to Dissolve the Operating Partnership or the Company. Under Delaware law, the Operating Partnership may be dissolved, other than in accordance with the terms of the Partnership Agreement, only upon the unanimous vote of the limited partners. Under Maryland law, the Board of Directors must obtain the approval of holders of not less than two-thirds of all outstanding shares of capital stock of the Company in order to dissolve the Company.

     Vote Required to Sell Assets or Merge.   Under the Partnership Agreement,
except in certain circumstances, the Operating Partnership may not sell, exchange, transfer or otherwise dispose of all or substantially all of its assets, including by way of merger or consolidation or other combination of the Operating Partnership, prior to June 26, 1998 without the consent of certain limited partners.

     Under Maryland law and the Company's Articles of Incorporation, the sale of all or substantially all of the assets of the Company or any merger or consolidation of the Company requires the approval of the Board of Directors and the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. No approval of the stockholders is required for the sale of less than all or substantially all of the Company's assets.

     Compensation, Fees and Distributions. The Company receives a management fee equal to 2% of all receipts of the Operating Partnership attributable to the Contributed Property for its services as general partner of the Operating Partnership and is reimbursed for all expenses incurred relating to the ownership and operation of, or for the benefit of, the Operating Partnership.
As a holder of Preferred Partnership Units in the Operating Partnership, however, the Company is also a Unitholder and has the same right to allocations and distributions as other Unitholders of the Operating Partnership. In addition, after distribution to the Unitholders (including the Company), the Company and has the right to receive 99% of the balance. The remaining 1% is distributed to the Unitholders (including the Company) in proportion to their respective Units.

     The Directors and officers of the Company receive compensation for their services.

     Liability of Investors. Under the Partnership Agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

     Under the MGCL, stockholders generally are not personally liable for the debts or obligations of the Company. See "Description of Capital Stock-- General."

     Nature of Investment. The Units constitute equity interests entitling holders thereof to their pro rata share of cash distributions made to the limited partners of the Operating Partnership. The Company is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to its Units in the Operating Partnership.

     Shares of Common Stock constitute equity interests in the Company. Each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to Common Stock. The dividends payable to the stockholders are not fixed in amount and are paid only if, when and as declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

     Potential Dilution of Rights. The Company, as general partner, is authorized, in its sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms established by the Company.

     The Board of Directors of the Company may issue, in its discretion, additional shares of Common Stock and has the authority to issue from the authorized capital stock a variety of other equity securities of the Company with such powers, preferences and rights as the Board of Directors may designate at the time. The issuance of additional shares of Common Stock or other similar equity securities may result in the dilution of interests of the stockholders.

     Liquidity. Subject to certain exceptions, no Limited Partner may transfer any portion of its Units to any transferee without the consent of the Company, as general partner of the Operating Partnership, in its sole and absolute discretion. If the Company does not consent to the admission of a transferee as a substituted limited partner, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of Units for any other purpose; accordingly, the assignee will not be permitted to vote on any affairs or issues on which a limited partner may vote.

     The Common Stock is listed on the NYSE. The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's real estate investments and the Company's dividend yield compared to that of other debt and equity securities.


                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company believes it has operated, and the Company intends to continue to operate, in such manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

     Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

     To qualify as a REIT, the Company must comply with a number of annual requirements regarding its income, assets and distributions. These requirements impose a number of restrictions on the Company's operations. For example, the Company may not lease property if the lease has the effect of giving the Company a share of the net income of the lessee. The amount of personal property that may be included under a lease may not exceed a defined level, and the Company may not provide services to its tenants, other than customary services and de minimis non-customary services. The Company's ability to acquire non-real estate assets is restricted, and a 100% tax is imposed on any gain that the Company realizes from sales of property (including real estate) to customers in the ordinary course of business (other than property acquired by reason of certain foreclosures), effectively preventing the Company from participating directly in projects involving the development or acquisition of property for resale. Minimum distribution requirements also generally require the Company to distribute at least 95% of its taxable income each year (excluding any net capital gain).

     In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain, mid-term capital gain or unrecaptured Section 1250 gain to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Common Stock with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of such Common Stock.

     Unitholders are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Redemption Shares offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.


                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the issuance of any Redemption Shares, but will acquire Units tendered to the Operating Partnership for redemption for which it elects to issue Redemption Shares from time to time. The shares of Common Stock offered hereby may be sold from time to time on the NYSE on terms to be determined at the time of such sales.

     The Company will pay substantially all of the expenses incident to the Offering.


                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                    EXPERTS

  The financial statements and schedule thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on authority of that firm as experts in accounting and auditing.

=======================================   =====================================

   No person has been authorized in
connection with the offering made
hereby to give any information or to
make any representation not contained               258,894 SHARES
in this Prospectus and, if given or
made, such information or
representation must not be relied upon
as having been authorized by the               TRINET CORPORATE REALTY
Company or any other person. This                    TRUST, INC.
Prospectus does not constitute an offer
to sell or a solicitation of an offer
to buy any of the Securities offered
hereby to any person or by anyone in
any jurisdiction in which it is
unlawful to make such offer or
solicitation. Neither the delivery of
this Prospectus nor any sale made
hereunder shall, under any
circumstances, create any implication
that the information contained herein
is correct as of any date subsequent to
the date hereof.

       ---------------------

         TABLE OF CONTENTS

                                 PAGE
                                 ----

Available Information............  2                  COMMON STOCK

Incorporation of Certain                          ---------------------
  Documents by Reference.........  2
                                                       PROSPECTUS
Risk Factors.....................  4
                                                  ---------------------
The Company......................  7

Use of Proceeds..................  8

Description of Common Stock......  9

Restrictions on Transfers of
 Common Stock....................  10

Description of Units and
 Redemption Of Units.............  11

Federal Income Tax
 Considerations..................  17

Plan of Distribution.............  18

Legal Matters....................  18                  JUNE 23, 1998

Experts..........................  18




=======================================   ======================================

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered will be borne by the Company and are set forth in the following table (all amounts except the registration fee are estimated):


    Registration fee              $ 2,612
    Legal fees and expenses        25,000
    Printing fees and expenses        500
    Miscellaneous                   5,000
                                  -------
          TOTAL                   $33,112


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation and Bylaws, each as amended, provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Articles of Incorporation and Bylaws obligate the Company to indemnify its Directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. The Company has also entered into an indemnification agreement with each of the members of the Board of Directors who are not officers of the Company (the "Independent Directors"), pursuant to which the Company has agreed to indemnify the Independent Directors against certain liabilities incurred in connection with their service as Directors. These provisions and contracts could reduce the legal remedies available to the Company and its stockholders against these individuals.

    The Maryland General Corporation Law generally permits the liability of Directors and officers to a corporation or its stockholders for money damages to be limited, unless it is proved that (i)(a) the Director or officer actually received an improper personal benefit in money, property or services, (b) the Director of officer acted in bad faith, or (c) the Director's or officer's act or omission was the result of active and deliberate dishonesty, and (ii) the Director's or officer's act or omission was material to the matter giving rise to the proceeding. However, if the proceeding was one by or in the right of the Company, indemnification may not be made in respect of any proceeding in which the Director or officer shall have been adjudged to be liable to the Company. These provisions do not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

ITEM 16.  EXHIBITS.
---------------
EXHIBIT NO.    DESCRIPTION

  4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(i) of the Registration Statement on Form S-11 of TriNet Corporate Realty Trust, Inc., Registration No. 33-59836), as amended by (i) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series A Preferred Stock) (incorporated by reference to Exhibit 1 of Form 8-A/A of TriNet Corporate Realty Trust, Inc., dated June 26, 1996, filed with the Securities and Exchange Commission on June 28, 1996), (ii) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series B Preferred Stock) (incorporated by reference to Exhibit 1 of Form 8-A/A of TriNet Corporate Realty Trust, Inc., dated August 9, 1996, filed with the Securities and Exchange Commission on August 12, 1996);
               (iii) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series C Preferred Stock) (incorporated by reference to Exhibit 1 of Form 8-A of TriNet Corporate Realty Trust, Inc., dated October 3, 1997, filed with the Securities and Exchange Commission on October 14, 1997); and (iv) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series

               D Junior Participating Preferred Stock) (incorporated by
               reference to Exhibit 1 of Form 8-A of TriNet Corporate Realty
               Trust, Inc., dated as of February 25, 1998, filed with the
               Securities and Exchange Commission on March 13, 1998).
  4.2          Amended and Restated Bylaws. (Incorporated by reference to
               Exhibit 3.1(ii) of the Registration Statement on Form S-11 of
               TriNet Corporate Realty Trust, Inc., Registration No. 33-59836).
  4.3          Definitive Indenture, dated as of May 22, 1996. (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, dated
               June 14, 1996 of TriNet Corporate Realty Trust, Inc.)
  4.4          Definitive Supplemental Indenture No. 1, dated as of May 22,
               1996, relating to the 7.30% Notes due 2001 and the 7.95% Notes due 2006. (Incorporated by reference to Exhibit 4.1 to the
               Current Report on Form 8-K, dated June 14, 1996 of TriNet
               Corporate Realty Trust, Inc.)
  4.5          Definitive Supplemental Indenture No. 2, dated as of July 14,
               1997, relating to the 7.70% Notes due 2017 and including the form of the 7.70% Notes due 2006. (Incorporated by reference to
               Exhibit 4.2 to the Current Report on Form 8-K, dated July 9, 1997 of TriNet Corporate Realty Trust, Inc.)
  4.6          TriNet Corporate Realty Trust, Inc. Amended and Restated 1993
               Stock Incentive Plan. (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-11, of TriNet Corporate
               Realty Trust, Inc., Registration No. 33-59836.)
  4.7          TriNet Corporate Realty Trust, Inc. 1995 Stock Incentive Plan.
               (Incorporated by reference to Exhibit 4.1 to the Registration
               Statement on Form S-8, of TriNet Corporate Realty Trust Inc.,
               Registration No. 33-02222.)
  4.8          TriNet Corporate Realty Trust, Inc. 1997 Stock Incentive Plan,
               including the description of Management Stock Purchase Program of
               TriNet Corporate Realty Trust, Inc. and the description of
               Dividend Equivalent Rights Program of TriNet Corporate Realty
               Trust, Inc.
  4.9          TriNet Corporate Realty Trust, Inc. 1993 - 1994 Performance Based
               Management Incentive Plan. (Incorporated by reference to Exhibit
               10.49 to the Registration Statement on Form S-11, of TriNet
               Corporate Realty Trust, Inc., Registration No. 33-74284.)
 *5.1          Opinion of Goodwin, Procter & Hoar LLP as to the legality of the
               Common Stock being registered.
 *8.1          Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.
 10.1          Amended and Restated Agreement of Limited Partnership between
               TriNet Corporate Realty Trust, Inc. and the O'Donnell Revocable
               Trust, the Donald S. Grant Revocable Trust and John W. Hopkins,
               dated June 26, 1996. (Incorporated by reference to Exhibit 10.1 of Form 8-K of TriNet Corporate Realty Trust, Inc. and dated July
               3, 1996, filed with the Securities and Exchange Commission on
               July 17, 1996 and as amended by Form 8-K/A of TriNet Corporate
               Realty Trust, Inc., dated July 3, 1996, filed with the Securities and Exchange Commission on August 7, 1996.)
*23.1          Consent of Coopers & Lybrand L.L.P., Independent Accountants.
 23.2          Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1 and 8.1 hereto).
 24.1          Powers of Attorney (included in Part II of this Registration
               Statement).

______________________
*filed herewith

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
          Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, TriNet Corporate Realty Trust, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on the 23rd day of June, 1998.


                                    TriNet Corporate Realty Trust, Inc.


                                    By:  /s/ A. William Stein
                                       ---------------------------------
                                    A. William Stein
                                    Executive Vice President and
                                    Chief Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of TriNet Corporate Realty Trust, Inc. hereby severally constitute Robert W. Holman, Jr., Mark S. Whiting and A. William Stein, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith, a registration statement on Form S-3 that may subsequently be filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and that would incorporate by reference this Registration Statement, and any and all amendments to either of said registration statements, and generally to do all such things in our names and in our capacities as officers and directors to enable TriNet Corporate Realty Trust, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature              Capacity                      Date
          ---------              --------                      ----



  /s/ Robert W. Holman, Jr.    Chairman of the Board        June 23, 1998
-----------------------------  of Directors
 Robert W. Holman, Jr.


/s/ George R. Puskar           Director                     June 23, 1998
-----------------------------
 George R. Puskar


/s/ Willis Anderson, Jr.       Director                     June 23, 1998
-----------------------------
 Willis Andersen, Jr.


/s/ John G. McDonald           Director                     June 23, 1998
-----------------------------
 John G. McDonald


/s/ Robert S. Morris           Director                     June 23, 1998
-----------------------------
 Robert S. Morris


/s/ Stephen B. Oresman         Director                     June 23, 1998
-----------------------------
 Stephen B. Oresman


/s/ Mark S. Whiting            President, Chief Executive   June 23, 1998
-----------------------------  Officer and Director
 Mark S. Whiting               (Principal Executive
                               Officer)

/s/ A. William Stein           Executive Vice President     June 23, 1998
-----------------------------  (Principal Financial and
 A. William Stein              Accounting Officer)

                                 EXHIBIT INDEX


Exhibit No.    Description
----------     -----------

  4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(i) of the Registration Statement on Form S-11 of TriNet Corporate Realty Trust, Inc., Registration No. 33-59836), as amended by (i) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series A Preferred Stock) (incorporated by reference to Exhibit 1 of Form 8-A/A of TriNet Corporate Realty Trust, Inc., dated June 26, 1996, filed with the Securities and Exchange Commission on June 28, 1996), (ii) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series B Preferred Stock) (incorporated by reference to Exhibit 1 of Form 8-A/A of TriNet Corporate Realty Trust, Inc., dated August 9, 1996, filed with the Securities and Exchange Commission on August 12, 1996);
               (iii) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series C Preferred Stock) (incorporated by reference to Exhibit 1 of Form 8-A of TriNet Corporate Realty Trust, Inc., dated October 3, 1997, filed with the Securities and Exchange Commission on October 14, 1997); and (iv) Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock (Series D Junior Participating Preferred Stock) (incorporated by reference to Exhibit 1 of Form 8-A of TriNet Corporate Realty Trust, Inc., dated February 25, 1998, filed with the Securities and Exchange Commission on March 13, 1998).

  4.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1(ii) of the Registration Statement on Form S-11 of TriNet Corporate Realty Trust, Inc., Registration No. 33-59836).

  4.3 Definitive Indenture, dated as of May 22, 1996. (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, dated June 14, 1996 of TriNet Corporate Realty Trust, Inc.)

  4.4 Definitive Supplemental Indenture No. 1, dated as of May 22, 1996, relating to the 7.30% Notes due 2001 and the 7.95% Notes due 2006. (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, dated June 14, 1996 of TriNet Corporate Realty Trust, Inc.)

  4.5 Definitive Supplemental Indenture No. 2, dated as of July 14, 1997, relating to the 7.70% Notes due 2017 and including the form of the 7.70% Notes due 2006. (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, dated July 9, 1997 of TriNet Corporate Realty Trust, Inc.)

  4.6 TriNet Corporate Realty Trust, Inc. Amended and Restated 1993 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-11, of TriNet Corporate Realty Trust, Inc., Registration No. 33-59836.)

  4.7          TriNet Corporate Realty Trust, Inc. 1995 Stock Incentive Plan.
               (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8, of TriNet Corporate Realty Trust Inc., Registration No. 33-02222.)

  4.8 TriNet Corporate Realty Trust, Inc. 1997 Stock Incentive Plan, including the description of Management Stock Purchase Program of TriNet Corporate Realty Trust, Inc. and the description of Dividend Equivalent Rights Program of TriNet Corporate Realty Trust, Inc.

  4.9 TriNet Corporate Realty Trust, Inc. 1993 - 1994 Performance Based Management Incentive Plan. (Incorporated by reference to Exhibit
               10.49 to the Registration Statement on Form S-11, of TriNet Corporate Realty Trust, Inc., Registration No. 33-74284.)

 *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

 *8.1          Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

 10.1 Amended and Restated Agreement of Limited Partnership between TriNet Corporate Realty Trust, Inc. and the O'Donnell Revocable Trust, the Donald S. Grant Revocable Trust and John W. Hopkins, dated June 26, 1996. (Incorporated by reference to Exhibit 10.1 of Form 8-K of TriNet Corporate Realty Trust, Inc. and dated July 3, 1996, filed with the Securities and Exchange Commission on July 17, 1996 and as amended by Form 8-K/A of TriNet Corporate Realty Trust, Inc., dated July 3, 1996, filed with the Securities and Exchange Commission on August 7, 1996.)

*23.1          Consent of Coopers & Lybrand L.L.P., Independent Accountants.

 23.2 Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1 and 8.1 hereto).

 24.1          Powers of Attorney (included in Part II of this Registration
               Statement).
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*filed herewith